Exhibit 99.1

             Sono-Tek Introduces Its WideTrack Glass Coating System

    MILTON, N.Y., July 22 /PRNewswire-FirstCall/ -- Sono-Tek Corporation
(OTC Bulletin Board: SOTK), the world's leader in ultrasonic spray nozzle technology, today announced the successful installation of its WideTrack glass coating system on a production line of a major float glass manufacturer, and firm orders for four (4) additional systems, totaling over $500,000 in sales, scheduled to be installed over the next few months in plants located in the Far East. The WideTrack system is specifically designed to apply coatings uniformly over wide areas, such as the protective coating being applied to a 12 foot wide moving ribbon of glass in this application. The major benefits of this system compared to ordinary pressure nozzle systems typically used in this application, is that the finely atomized spray generated by the WideTrack system minimizes the amount of liquid that bounces off the glass surface, thereby providing an environmentally sound solution, while, at the same time, dramatically reducing material consumption and cleanup.

    According to Dr. Coccio, Sono-Tek's President and CEO, "This product points out the diversity of uses for Sono-Tek's ultrasonic nozzle systems, for example, in medical device manufacture, nanotechnology, and electronics assembly. In addition to the float glass application, WideTrack systems have been used successfully to coat food products, skyscraper glass, touch screen displays, and in various other industrial applications. I am very pleased with the ease of installation and the excellent results achieved by the WideTrack System on this production line.

    With regard to the general state of the business, our order backlog in most of our market areas has reached record levels, prompting us to expand our manufacturing capabilities to meet this increasing customer demand."

    For further information, contact Dr. Christopher L. Coccio, President and CEO at 845-795-2020, or visit our website at http://www.sono-tek.com


    This press release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.



SOURCE  Sono-Tek Corporation
    -0-                             07/22/2004
    /CONTACT: Christopher L. Coccio, President and CEO of Sono-Tek Corporation, +1-845-795-2020/
    /Web site:  http://www.sono-tek.com /
    (SOTK)

CO:  Sono-Tek Corporation
ST:  New York
IN:  CHM OTC
SU:  PDT